                                                                 EXHIBIT 3.10(b)

                         GLOBAL INNOVATION ADVISOR, LLC
                      a Delaware limited liability company



                       LIMITED LIABILITY COMPANY AGREEMENT


                        Effective as of February 27, 2001

                                TABLE OF CONTENTS
                                -----------------

ARTICLE I
      ORGANIZATION ........................................................    1

      1.1 Formation of Company ............................................    1
      1.2 Name ............................................................    1
      1.3 Purpose .........................................................    2
      1.4 Powers of the Company ...........................................    2
      1.5 Principal Place of Business .....................................    2
      1.6 Registered Office and Registered Agent ..........................    2
      1.7 Filings and Other Actions .......................................    2
      1.8 Formation, Continuation and Term ................................    3
      1.9 Admission of the Member .........................................    3

ARTICLE II
      LIABILITY OF MEMBERS ................................................    3

      2.1 Liability of Members ............................................    3
      2.2 Additional Member ...............................................    3

ARTICLE III
      CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS ................    3

      3.1 Capital Contributions ...........................................    3
      3.2 Tax Matters .....................................................    3
      3.3 Capital Accounts ................................................    4
      3.4 Allocation of Net Profit or Net Loss ............................    4
      3.5 Tax Allocations .................................................    5
      3.6 Creditors .......................................................    5
      3.7 Obligations of CBREI ............................................    5

ARTICLE IV
      DISTRIBUTIONS .......................................................    7

      4.1 No Right to Withdraw ............................................    7
      4.2 Distributions ...................................................    7
      4.3 Tax Advances ....................................................    7
      4.4 Restricted Distributions ........................................    7

ARTICLE V
      MANAGEMENT AND VOTING ...............................................    7

      5.1 Management of the Company .......................................    7
      5.2 Actions Concerning Members ......................................    9

ARTICLE VI
       TRANSFER OF COMPANY INTERESTS ......................................    9

       6.1  Transfer of Company Interests .................................    9

ARTICLE VII
       EXCULPATION AND INDEMNIFICATION ....................................   10

       7.1  Exculpation and Indemnification of the Management Committee       10
       7.2  Indemnification of Agents and Other Indemnities ...............   11

ARTICLE VIII
       BOOKS OF ACCOUNT; TAX MATTERS ......................................   11

       8.1  Maintenance of Books; Right to Inspect ........................   11
       8.2  Tax Matters Member; Tax Audits; Income Tax Elections ..........   11

ARTICLE IX
       DURATION AND TERMINATION OF COMPANY ................................   12

       9.1  Events Causing Dissolution and Winding Up .....................   12
       9.2  Winding Up ....................................................   12

ARTICLE X
       GENERAL ............................................................   14

       10.1 Governing Law; Severability of Provisions .....................   14
       10.2 Successors and Assigns ........................................   14
       10.3 Notices .......................................................   14
       10.4 Entire Agreement; Amendment ...................................   14
       10.5 Headings ......................................................   14
       10.6 Defined Terms .................................................   14
       10.7 Counterparts ..................................................   14
       10.8 Assignability .................................................   15
       10.9 Further Action and Documents ..................................   15

                            LIMITED LIABILITY COMPANY

                               OPERATING AGREEMENT

                                       OF

                         GLOBAL INNOVATION ADVISOR, LLC

     This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement"), dated as of
                                                     ---------
February 27, 200 1, of Global Innovation Advisor, LLC, a Delaware limited liability company (the "Company"), is entered into by CB Richard Ellis
                        -------
Investors, LLC, a Delaware limited liability company ("CBREI") as the sole
                                                       -----
member of the Company (the "Member" and collectively with members of the Company
                            ------
subsequently admitted thereto, if any, the "Members").
                                            -------

                                  R E C I T A L
                                  - - - - - - -

     WHEREAS, CBREI desires to form the Company as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. ss. 18- 101, et seq., as amended from time to time (the "Delaware Act"), for the purposes of
                                         ------------
serving as the manager of Global Innovation Manager, LLC, a Delaware limited liability company ("GIM"), and of Global Innovation Contributors, LLC, a
                    ---
Delaware limited liability company ("GIC"), and rendering investment management
                                     ---
services for the benefit of Global Innovation Partners, LLC, a Delaware limited liability company (the "Fund"), and such other limited liability companies as
                        ----
may be organized from time to time and engaging `in any and all activities necessary, convenient, desirable or incidental to the foregoing.

                                A G R E E M E N T
                                - - - - - - - - -

     NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                  ORGANIZATION

     1.1  Formation of Company. The parties hereby form a limited liability
          --------------------
company under and pursuant to the Delaware Act. The rights and liabilities of the Members and the Managers (as defined below) shall be as provided in the Delaware Act, except as otherwise expressly provided in this Agreement.

     1.2  Name. The name of the Company is "Global Innovation Advisor, LLC."
          ----
However, upon compliance with applicable laws, the business of the Company may be conducted under any other name designated in writing by the Management Committee (as hereinafter defined), provided such name contains the words "Limited Liability Company," the abbreviation "L.L.C." or the designation "LLC."

     1.3  Purpose. The Company is organized for the purpose of serving as the
          -------
manager of GIM, GIC and of such other limited liability companies as may be organized from time to time and rendering investment management services for the benefit of the Fund pursuant to that certain Investment Management Agreement, of even date herewith, by and between the Company and the Fund (the "Management
                                                                  ----------
Agreement"), which services shall include, without limitation, originating,
---------
structuring and completing investment opportunities, identifying sources of capital to finance investments and monitoring, managing, evaluating and making decisions regarding the eventual disposition of such investments. In furtherance of the foregoing, the Company may engage in any lawful activity for which limited liability companies may be organized under the Delaware Act and may exercise all powers necessary, suitable or convenient for the accomplishment of its purposes.

     1.4  Powers of the Company. The Company may act alone or with others, as
          ---------------------
principal or agent. The Company, and the Management Committee on behalf of the Company, may perform the obligations of GIM in its capacity as the manager of the Fund pursuant to that certain Limited Liability Company Agreement of Global Innovation Partners, LLC, of even date herewith (the "Fund Agreement")
                                                      --------------
including, without limitation, acting as Advisor of the Fund, taking all action necessary to form the Fund and to continue its existence and taking all action necessary to issue and sell the limited liability company interests in the Fund and to admit new members to the Fund. The Company will have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth above.

     1.5  Principal Place of Business. The Company shall maintain an office and
          ---------------------------
principal place of business at 865 South Figueroa Street, Suite 3500, Los Angeles, California 90017 or at such other place or places in the continental United States of America as the Management Committee may determine from time to time.

     1.6  Registered Office and Registered Agent. The registered office of the
          --------------------------------------
Company in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware. The name and address of the Company's registered agent in the State of Delaware for service of process is c/o Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware.

     1.7  Filings and Other Actions. The Management Committee may execute, swear
          -------------------------
to, acknowledge, file and cause to be published such certificates of formation, such certificates of fictitious business name and such other instruments and documents in such places and at such times, and take such other actions, as in each case shall be in keeping with the stated purpose of the Company and required by law or appropriate in the circumstances to permit the Company to own property or transact business in any jurisdiction. Notwithstanding the foregoing provision of this Section 1.7, the Company may not do business in any jurisdiction that would jeopardize the limitation of liability afforded to the Member under the Delaware Act or this Agreement. The Management Committee is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

     1.8  Formation, Continuation and Term. The term of the Company shall
          --------------------------------
commence on the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The term of the Company shall continue until the earlier of fifty years from the date hereof or dissolution of the Company pursuant to the provisions of Article IX hereof.

     1.9  Admission of the Member. CBREI shall be the initial member of the
          -----------------------
Company and shall initially hold one hundred percent (100%) of the interests in the Company (the "Company Interests") as set forth on Exhibit A attached hereto.
                  -----------------                   ---------
In the event that additional Members are admitted to the Company in accordance with the terms of this Agreement, Exhibit A shall be amended to reflect each
                                  ---------
such Member's Company Interests.

                                   ARTICLE II

                              LIABILITY OF MEMBERS

     2.1  Liability of Members. Except as provided by the Delaware Act, a Member
          --------------------
shall not be liable for the repayment and discharge of the debts and liabilities of the Company solely by reason of being a member of the Company.

     2.2  Additional Member. No individual, firm, corporation, partnership,
          -----------------
limited liability company or any other entity (each, a "Person") shall be
                                                        ------
considered a Member or admitted as a Member unless such Person is (a) named as a Member in this Agreement or (b) admitted in accordance with Section 5.2 hereof

                                  ARTICLE III

              CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS

     3.1  Capital Contributions. "Capital Contribution" as of any date with
          ---------------------   --------------------
respect to any Member means the sum of money and the Fair Market Value of any other property (net of liabilities) contributed to the Company as capital. For the purposes of this Agreement, "Fair Market Value" of any such property shall
                                 -----------------
be determined by the Management Committee. The initial Capital Contribution for CBREI shall be One Thousand Dollars ($1,000).

     3.2  Tax Matters.
          -----------

          (a) At all such times as the Company shall have a single Member, (i) such single Member intends for the Company to be treated as an entity disregarded as an entity separate from its owner for federal income purposes pursuant to Treasury Regulation Section 301.7701-3, (ii) each item of income, gain, loss or deduction of the Company as determined for income tax purposes shall be treated as an item of such single Member and (iii) Sections 3.3, 3.4, 3.5, 8.2 and 9.2(c) shall be disregarded and shall have no force and effect.

          (b) The initial Member acknowledges that under the circumstances contemplated in Sections 3.7(c) and 5.2, additional Members may be admitted to the Company or the initial Member's Company Interest may be assumed by certain members of GIC. In such event, the initial Member intends that, beginning on the first day on which the Company has two or more Members, and continuing for so long as the Company remains a limited liability company and continues to have two or more Members, the Company be treated as a partnership for federal and state income tax purposes, and the Management Committee will take all actions and make all filings required to effectuate such treatment. Commencing on such date, the provisions of Sections 3.3, 3.4, 3.5, 8.2 and 9.2(c) shall govern the allocations and tax matters of the Company.

     3.3  Capital Accounts. At all such times as the Company shall have two or
          ----------------
more Members:

          A capital account ("Capital Account") shall be maintained for each
                              ---------------
Member. The Capital Account for each Member shall initially consist of the balance in his, her or its Capital Account as of the effective date of this Agreement, increased thereafter by such Member's Capital Contributions to the
           ---------
Company and allocated share of Net Profit, and decreased thereafter by any money
                                               ---------
and the Fair Market Value (net of liabilities) of any property distributed to such Member by the Company and such Member's allocated share of the Company's Net Loss. To the extent reasonably determined by the Management Committee, each such Capital Account shall be maintained in accordance with the principles embodied in Sections 704(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Income Tax Regulations promulgated thereunder,
              ----
including, without limitation, Section 1.704-1(b)(2)(iv). Notwithstanding the foregoing, the Management Committee shall decide, in its sole discretion, to "book-up" or "book-down" the Company's basis in its assets upon the admission of new Members or the acquisition or liquidation of a portion or all of a Member's Company Interests (including an acquisition or liquidation arising as a result of a disproportional Capital Contribution or distribution of proceeds, as applicable, which effectively alters the ratio of the Members' Company Interests). The Management Committee's determination as to the Fair Market value of any non-cash asset contributed to, or distributed by, the Company shall be binding on the Company and all Members if made in good faith.

     3.4  Allocation of Net Profit or Net Loss. At all such times as the Company
          ------------------------------------
shall have two or more Members:

          (a)  For the purposes of this Agreement, "Net Profit" and "Net Loss"
                                                    ----------       --------
shall mean the Company's taxable net profit and taxable net loss, respectively, for the period or periods in question, determined in accordance with federal income tax accounting principles, which shall reflect any compensation paid by the Company to employees or independent contractors. Appropriate modifications to the computation of Net Profit and Net Loss shall be made if required to be consistent with the maintenance of the Members' Capital Accounts, all as determined by the Management Committee in its sole discretion.

          (b) Net Profit or Net Loss for any taxable period shall be allocated to the Members in proportion to their respective Company Interests.

          (c) The Management Committee may, in its reasonable discretion, modify the allocation provisions set forth in this Section 3.4 if necessary to satisfy the requirements of Sections 704(b) and (c) of the Code and the Treasury Regulations promulgated thereunder, including, without limitation, Section 1.704-1(b)(2)(iv). All decisions and elections affecting the determination and allocation of the Company's Net Profit or Net Loss (or any items thereof) and any related tax items pursuant to Sections 3.4, 3.5 and 9.2(c) shall be made by the Management Committee in its reasonable discretion and shall be binding on all Members if made in good faith. Further, the Management Committee may, in its reasonable discretion, divide the Company's fiscal year into one or more tax periods to coincide with any alteration in the Members' Company Interests.

     3.5  Tax Allocations. At all such times as the Company shall have two or
          ---------------
more Members:

          (a) Unless otherwise required by Code Sections 704(b) and (c) or the Treasury Regulations promulgated thereunder, including, without limitation,
Section 1.704-1(b)(2)(iv), all items of income, gain, loss or deduction, as determined for federal, state, and local tax purposes, shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss or deduction are allocated pursuant to Sections 3.4 and 9.2(c) hereof. Allocations pursuant to this Section 3.5 are made solely for tax purposes and shall not offset, or in any way be taken into account in computing, any Member's Capital Account balance or share of Company distributions.

          (b) Each Member is aware of the income tax consequences of the allocations made by this Agreement and agrees to be bound by the provisions of this Article III in reporting its share of Company income and loss for income tax purposes.

     3.6  Creditors. The provisions of this Agreement (including Section 3.1)
          ---------
are intended solely to benefit the Members and the Management Committee and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contribution or payments to the Company.

     3.7  Obligations of CBREI. So long as CBREI is a Member:
          --------------------

          (a) In consideration of its receipt of the Management Fees and Creditable Fees in accordance with Section 4.2 hereof, CBREI shall pay for and provide all necessary overhead, including facilities, equipment, software and other services, and shall promptly pay all of the operating expenses of the Company, including, without limitation, all compensation of the members of the Dedicated Team (as hereinafter defined), reimbursement for travel and third party expenses and funds for all other needs of the Dedicated Team as set forth in the Annual Budget (as hereinafter defined); provided, that CBREI shall
                                               --------
allocate and expend on an ongoing basis a minimum of two-thirds (2/3) of all Management Fees from the Fund for the aggregate annual compensation of the members of the Dedicated Team (the "Dedicated Team
                                    --------------

Compensation"). The Dedicated Team Compensation shall in all events be allocated
------------
and expended as follows:

               (i) for each calendar year, the base salaries and minimum bonuses to which the members of the Dedicated Team are entitled shall be paid in full; and

               (ii) the amount, if any, by which the Dedicated Team Compensation for the applicable calendar year exceeds the aggregate amount specified in clause (i) above (such amount, the "Discretionary Surplus") shall be
                                         ---------------------
     distributed to the members of the Dedicated Team as determined by the Chief Executive Officer of the Company.

          (b) In addition, twenty-five percent (25%) of all Creditable Fees, if any, for each calendar year shall be added to the Discretionary Surplus for each such calendar year and allocated in accordance with clause (a)(ii) above and fifty percent (50%) of the amount, if any, by which the Company's actual operating profit for the applicable calendar year met or exceeded one hundred fifteen percent (115%) of the estimated operating profit set forth in the Annual Budget for such calendar year (such amount, the "Excess Profit") shall also be
                                                 -------------
added to the Discretionary Surplus for such calendar year. Notwithstanding the foregoing, if there exists an Operating Profit Deficit, one hundred percent (100%) of the Creditable Fees and such Excess Profit shall first be applied to such Operating Profit Deficit until such Operating Profit Deficit has been fully paid, with any remainder of such Excess Profit to be added to the Discretionary Surplus for such calendar year and allocated in accordance with clause (a)(ii) above. "Operating Profit Deficit" means the deficit accrued as a result of, and
        ------------------------
in an amount equal to, the shortfall by which the Company's actual operating profit for a calendar year failed to equal or exceed eighty-five percent (85%) of the estimated operating profit set forth in the Annual Budget for such calendar year.

          (c) CBREI shall take all other actions necessary to enable the Company to comply with its obligations under the Fund Agreement and the Management Agreement and in no event shall CBREI, directly or indirectly, compel the Company, the Management Committee, any member of the Dedicated Team or any other personnel to take or refrain from taking any action or actions contrary to the Fund Agreement or the Management Agreement or to refrain from making any particular investment or investments in respect of the Fund.

          (d) Any material breach or default by CBREI in respect of any of its obligations set forth in this Section 3.7 not cured within 15 days of the giving of notice by the Fund, the Management Committee or the Chief Executive Officer shall be deemed a "Capital Contribution Default" for the purposes of Section 3(b)(iii) of that certain Limited Liability Company Agreement of Global Innovation Contributors, LLC, of even date herewith (the "Contributors
                                                          ------------
Agreement"). In such event, any of the members of GIC (other than CBREI), or a
---------
third party (or third parties) admitted as a member of GIC pursuant to Section 3.1(b)(iii)(A) of the Contributors Agreement, shall have the option of assuming all of CBREI's Company Interest for no consideration.

                                   ARTICLE IV

                                  DISTRIBUTIONS

     4.1  No Right to Withdraw. No Member shall be entitled to withdraw any part
          --------------------
of such Member's Capital Account, if applicable, or Capital Contribution or to receive any distributions from the Company, whether in respect of the fair value of its Company Interest or otherwise, except as expressly provided in this Agreement. Each Member expressly waives any right to seek partition of the Company.

     4.2  Distributions. In consideration of the resources to be provided to the
          -------------
Company by CBREI in accordance with Section 3.7 hereof, the Company shall promptly distribute to CBREI, so long as it remains a Member, all of the management fees received by the Company pursuant to Section 3(a) of the Management Agreement (the "Management Fees") and all Creditable Fees received by
                           ---------------
the Company. If property is distributed in-kind to the Members, the difference between the gross Fair Market Value of such property (as determined by the Management Committee) and its book basis shall be considered gain or loss that is recognized by the Company and such gain or loss shall be allocated to the Members in accordance with the provisions of Article III.

     4.3  Tax Advances. To the extent the Company is required to withhold or to
          ------------
make tax payments on behalf of or with respect to any Member ("Tax Advances"),
                                                               ------------
the Management Committee may withhold the amounts and make the tax payments as so required. All Tax Advances made on behalf of a Member shall be deemed to be distributed to the Member on the date withheld. The Member shall promptly pay to the Company an amount equal to the excess of (a) the amount required to be withheld over (b) the amount to be distributed to such Member. The amount paid by the Member shall be deemed credited to the Member's Capital Account but shall not be deemed to be a Capital Contribution. A Member shall indemnify the Company and the other Members and hold each of them harmless from any liability with respect to Tax Advances required to be made on behalf of the Member or with respect to the Member, which indemnification obligation shall survive the termination of the Company.

     4.4  Restricted Distributions. Notwithstanding anything to the contrary
          ------------------------
contained in this Agreement, the Company, and the Management Committee, on behalf of the Company, shall not make a distribution to any Member if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

                                   ARTICLE V

                              MANAGEMENT AND VOTING

     5.1  Management of the Company.
          -------------------------

          (a) The management and control of the business and affairs of the Company shall be vested exclusively in a management committee (the "Management
                                                                    ----------
Committee") who shall do all things as it determines to be necessary or
---------
desirable in order to conduct the business of
the Company, and a Chief Executive Officer, who shall have such powers, duties and responsibilities as are customary for chief executive officers of similar companies, including, without limitation, the management, supervision and compensation of the Dedicated Team as well as the allocation of Profit Interests amongst the members of the Dedicated Team. In addition, the Chief Executive Officer shall be responsible for preparing, with the assistance of the Dedicated Team, an annual budget for the Company (the "Annual Budget") and the monitoring,
                                             -------------
management, evaluation and eventual disposition of the investments of the Fund. The Annual Budgets for the 2001 fiscal year and the 2002 calendar year are attached hereto as Exhibit B. All action required or permitted to be taken by
                   ---------
the Company may be taken by the Management Committee. The Management Committee shall have the power and authority to take such action as the Management Committee deems proper, convenient or advisable to carry on the business and purposes of the Company and to exercise any and all of the powers of the Company set forth herein and will have the authority to bind the Company. The Management Committee shall be comprised of individuals, who will collectively constitute the "manager" of the Company for the purposes of the Delaware Act. The rights and duties of the Management Committee may, to the extent permitted by law and by this Agreement, be assigned or delegated to other persons.

          (b) The number of members of the Management Committee (each, a "Manage" and collectively, the "Managers") shall initially be, and shall remain
 ------                         --------
at not less than four (4), which number may be changed from time to time by the unanimous vote of the Management Committee. The initial Managers shall be (i) Richard Magnuson ("Magnuson"), (ii) so long as CBREI remains a Member of the Company, two designees appointed by CBREI, initially Robert Zerbst and Bill Harris (the "CBREI Representatives"), and (iii) one designee among the Dedicated
             ---------------------
Team (as defined below) appointed by Magnuson, initially Michael Foust (the "Dedicated Team Representative"). Subject to Magnuson's approval (so long as
 -----------------------------
Magnuson remains a member of the Dedicated Team), which approval shall not be unreasonably withheld, CBREI shall have the exclusive right to replace either CBREI Representative with a full-time employee of CBREI. Subject to CBREI's approval (so long as CBREI remains a Member), which approval shall not be unreasonably withheld, Magnuson shall have the exclusive right to replace the Dedicated Team Representative. Any person who replaces Magnuson or Foust as a member of the Dedicated Team pursuant to Section 4.1 (b) of the Fund Agreement shall automatically replace the member of the Management Committee so replaced. The approval or authorization of a majority of the then-existing members of the Management Committee (which majority shall include Magnuson so long as he remains a member of the Dedicated Team) shall be required to constitute approval by the Management Committee.

          (c) No Manager shall be entitled to any compensation for serving as a member of the Management Committee. No fee shall be paid to any Manager for attendance at any meeting of the Management Committee.

          (d) Regular and special meetings of the Management Committee may be held without notice at such time and at such place as shall from time to time be determined by the Management Committee, including, without limitation, by means of telephone. Any action required or permitted to be taken by the Management Committee may be taken without a meeting if such action is unanimous.

          (e) The Management Committee shall delegate all duties and responsibilities of the Company pertaining to (i) the origination, structuring and consummation of investment opportunities for the Fund and (ii) the financing of such investment opportunities to, and all authority to carry out such duties and responsibilities shall be vested exclusively in, an investment committee (the "Investment Committee") comprised of the Managers plus one additional
      --------------------
member of the Dedicated Team designated by the Chief Executive Officer. The Management Committee shall have the exclusive right to replace such designee or to fill any vacancy on the Investment Committee created by the resignation or removal of such designee. Notwithstanding any of the foregoing, the Investment Committee shall not authorize or approve any investments which would be inconsistent with the Fund Agreement or the Annual Investment Plan (as defined in the Fund Agreement). The approval or authorization of a majority of the then-existing members of the Investment Committee (which majority shall include Magnuson so long as he remains a member of the Dedicated Team) shall be required to constitute approval by the Investment Committee.

          (f) The Chief Executive Officer of the Company shall be Magnuson. The Management Committee may appoint other officers at any time and from time to time and such other officers shall serve at the pleasure of the Management Committee, which may remove any such officer with or without cause. The officers of the Company other than the Chief Executive Officer shall exercise such powers and perform such duties as shall be determined from time to time by the Management Committee and expressly authorized by the Management Committee. No officer of the Company is entitled to remuneration for providing management or other services to the Company, except as determined by the Management Committee.

          (g)  The Company shall have a "Dedicated Team" comprised of such
                                         --------------
employees of CBREI as the Chief Executive Officer may designate or recruit to provide services to the Company. CBREI hereby agrees that the members of the Dedicated Team shall report directly to the Chief Executive Officer and shall devote all (or such lesser amount as may be required by the Fund Agreement) of their respective business time to the business of the Company and the Fund.

     5.2  Actions Concerning Members.
          --------------------------

          (a) Any action, by amendment to this Agreement or otherwise, concerning the admission of any new Member may be taken and shall require the approval of the Management Committee except pursuant to the provisions of
Section 376 hereof in the event of a Capital Contribution Default.

          (b)  No annual or regular meetings of Members are required.

                                   ARTICLE VI

                          TRANSFER OF COMPANY INTERESTS

     6.1  Transfer of Company Interests. A Member may assign, sell, hypothecate,
          -----------------------------
bequeath or otherwise in any manner, whether voluntarily or involuntarily, transfer or dispose of such

Member's Company Interests (a "Transfer"), or any interest therein, including,
                               --------
without limitation, the Transfer of such Member's right to receive distributions applicable to such Member's Company Interests, only with the prior written consent of the Management Committee, in its sole discretion. Any purported Transfer of a Member's Company Interest without such written consent of the Management Committee shall be void; provided, however, that such written consent
                                    --------  -------
of the Management Committee shall not be required in connection with:

          (a) an assignment of a Member's Company Interest to a living trust of which such Member is the sole trustee or such Member and a spouse thereof are the sole trustees; provided, that prior to any purported assignment, such living
                   --------
trust shall have executed a counterpart of this Agreement, at which time the provisions of this Agreement shall be deemed amended to reflect the admission of such living trust as a new Member; provided, further, that after any such
                                   --------  -------
assignment, any subsequent removal of the former Member as trustee of such living trust shall be deemed a new Transfer for the purposes of this Section 6.1;

          (b) an assignment (whether voluntarily or by operation of law) of a Member's right to receive distributions applicable to such Member's Company Interest, which assignment shall not cause such Member to cease to be a member of the Company; and

          (c) a transfer of a Member's Company Interest pursuant to the provisions of Section 3.6 hereof in the event of a Capital Contribution Default.

                                  ARTICLE VII

                         EXCULPATION AND INDEMNIFICATION

     7.1  Exculpation and Indemnification of the Management Committee. The
          -----------------------------------------------------------
Managers and the Management Committee shall not be liable for any loss to the Company or the other Members except as such limitation is prohibited by Delaware law. The Company shall indemnify to the fullest extent permitted by law the Managers, each officer and each Member against any losses, claims, damages, or liabilities (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damage, or liability), joint or several, arising out of any such Persons' activities or involvement with the Company, except for acts that constitute willful misconduct. Notwithstanding anything herein to the contrary, the Company shall not indemnify any Person in accordance with the preceding sentence with respect to (a) any criminal action or proceeding unless such Person had no reasonable cause to believe that his or her conduct was unlawful, (b) any actions taken by such Person in his, her or its capacity as a Manager which constitutes a breach of such Person's duty of loyalty to the Company, (c) any actions taken by such Person in bad faith and (d) any actions taken in connection with a transaction involving an improper personal benefit in favor of such Person. The Company may pay the expenses incurred by a party indemnified hereunder in settling a claim, or in defending a civil or criminal action prior to final disposition upon receipt of an undertaking of the indemnified party to repay such expenses if he is adjudicated not to be entitled to indemnification. This right of indemnification shall be in addition to any rights to which the Person seeking indemnification may otherwise be entitled and shall inure to the benefit of the successors, assigns, executors, or administrators of the Persons or entities granted such right. No Person or entity may satisfy any right of indemnity or reimbursement so granted or to which he may be otherwise entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement.

     7.2  Indemnification of Agents and Other Indemnities. The Company shall be
          -----------------------------------------------
authorized but not required to indemnify to the fullest extent permitted by law all investment bankers, attorneys or accountants or other advisors or consultants engaged on behalf of the Company and each of their respective partners, shareholders, directors, officers, employees and agents, against any losses, claims, damages, or liabilities (including legal or other expenses reasonably incurred in investigating or defending against any such loss, claim, damage, or liability), joint or several, arising out of any such persons' or entities' activities or involvement with the Company, except for acts that constitute negligence or willful misconduct. The Company may pay the expenses incurred by a party indemnified hereunder in settling a claim, or in defending a civil or criminal action prior to final disposition, upon receipt of an undertaking of the indemnified party to repay such expenses if he is adjudicated not to be entitled to indemnification. This right of indemnification shall be in addition to any rights to which the person or entity seeking indemnification may otherwise be entitled and shall inure to the benefit of the successors, assigns, executors, or administrators of the Persons or entities granted such right. No Person or entity may satisfy any right of indemnity or reimbursement so granted or to which he may be otherwise entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement.

                                  ARTICLE VIII

                          BOOKS OF ACCOUNT; TAX MATTERS

     8.1  Maintenance of Books; Right to Inspect. The Management Committee shall
          --------------------------------------
keep books of account of the Company, at the principal office of the Company or at any other place as the Management Committee shall advise the Members in writing. Each Member or its authorized agents, employees, or representatives may inspect and copy the books at all reasonable times for any purpose reasonably related to such Member's Company Interest. The Company shall provide the Members with all necessary tax information as soon as it is reasonably practicable to do so. At all such times as the Company shall have two or more Members, the Management Committee shall cause the books to reflect the transactions of the Company in accordance with tax accounting principles employed in preparing the Company's federal income tax returns.

     8.2  Tax Matters Member; Tax Audits; Income Tax Elections. At all such
          ----------------------------------------------------
times as the Company shall have two or more Members:

          (a) The Management Committee shall select one of the Members to be the "tax matters partner" of the Company, as defined in Section 6231(a)(7) of the Code, and such tax matters partner shall act in accordance with the applicable provisions of the Code and Treasury Regulations promulgated under the Code. The tax matters partner shall notify each Member of any challenges by the Internal Revenue Service to the tax treatment of any Company items and of any proceedings to adjust those items at the partnership level. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Company. Neither the tax matters partner nor the Company is obligated to defend any Member against any claim asserted by the Internal Revenue Service or any state, local or foreign tax authority of additional tax liability arising out of the ownership of an interest in the Company, to pay any legal or accounting costs of an audit of a Member's tax return, even if an audit is occasioned by an audit of the Company's tax return, or to reimburse any Member for any additional tax liability (including interest and penalties) resulting from an audit.

          (b) The Management Committee may, in its sole and absolute discretion, make the election under Section 754 of the Code and any other income tax election that may be made only by the Company and not by individual Members.

                                   ARTICLE IX

                       DURATION AND TERMINATION OF COMPANY

     9.1  Events Causing Dissolution and Winding Up. The Company shall be
          -----------------------------------------
dissolved and its affairs shall be wound up at any time there are no remaining Members or upon the occurrence of any of the following events:

          (a)  the expiration of the term of the Company, as provided in Section
1.8 hereof;

          (b) an entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Delaware Act; or

          (c)  the determination of the Management Committee.

     For purposes of this Article IX, the term "Dissolution Date" shall mean the
                                                ----------------
date established by applicable law.

     9.2  Winding Up.
          ----------

          (a) Upon dissolution of the Company, the following actions shall be taken:

               (i) The Management Committee or liquidating trustee (if appointed by the Management Committee) shall cause the Company's accountants to prepare, in accordance with accounting principles consistently applied with prior periods, a balance sheet of the Company as of the Dissolution Date.

               (ii) Subject to the provisions of Section 9.2(b) hereof, the assets of the Company shall be liquidated by the Management Committee or liquidating trustee, as applicable, as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. During such period, the business of the Company, and its liquidation, shall be managed by the Management Committee or liquidating trustee, as applicable.

               (iii) The assets of the Company shall be applied and distributed as follows, and in the following order of priority:

                      (A) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities to Members on account of their Capital Accounts, if applicable; and

                      (B)  to the Members in accordance with Section 4.2 hereof.

          (b) Notwithstanding the provisions of Section 9.2(a)(ii) hereof, the Company shall not liquidate any asset then held by the Company unless such liquidation is required to satisfy the liabilities of the Company. Any such asset not liquidated shall be distributed to the Members in accordance with (and subject to the priorities of) Section 9.2(a)(iii) hereof.

          (c) Notwithstanding Section 3.3 hereof and only if the Company has two or more Members at the time of such dissolution, each item of income, gain, loss or deduction comprising Net Profit or Net Loss arising out of the disposition of Company property during the course of liquidation of the Company (or which would result if property to be distributed to the Members in kind were instead to be sold at Fair Market Value) shall be allocated among the Members for the current fiscal year and succeeding fiscal years in such manner as will, to the extent possible, (i) eliminate any deficit Capital Account balance and
(ii) cause the Capital Account balances of the Members to equal the aggregate amount of liquidation proceeds that the Members have received or will receive under Section 9.2(a)(ii)(B).

          (d) If, in the determination of the Management Committee or liquidating trustee managing the liquidation of the Company in accordance with
Section 9.2(a)(ii) hereof, the reserves set up in accordance with Section 9.2(a)(iii)(A) hereof are inadequate for any reason to satisfy all of the Company's liabilities and obligations, then no further distribution shall be made until such time as, in the good-faith judgment of the Management Committee or the liquidating trustee, as applicable, the Company has all amounts necessary to satisfy all such liabilities and obligations.

          (e) The Company shall terminate when, in accordance with this Section 9.2, all assets of the Company, after payment of, or due provision for, all obligations or liabilities to Company creditors (including the Fund), shall have been distributed to the Members. Upon such termination, the Management Committee or liquidating trustee managing the liquidation of the Company in accordance with Section 9.2(a)(ii) hereof shall cause to be filed a certificate of cancellation of the Certificate of Formation and any and all other documents required to be filed in connection with the dissolution and termination of the Company.

                                    ARTICLE X

                                     GENERAL

     10.1 Governing Law; Severability of Provisions. It is the intention of the
          -----------------------------------------
parties that the internal laws of the State of Delaware govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

     10.2 Successors and Assigns. The agreements contained herein shall be
          ----------------------
binding upon and inure to the benefit of the heirs, executors, administrators, personal or legal representatives, successors and assigns of the respective parties hereto.

     10.3 Notices. All notices, requests, demands, consents or approvals
          -------
permitted or required to be given to the Management Committee or the Members under this Agreement shall be given to the address set forth in Exhibit A hereto
                                                                ---------
or, in the case of a Member, such other mailing address of which the Member shall advise the Management Committee in writing. Any notice hereunder shall be in writing and shall be deemed to have been duly given (a) if sent by United States Express Mail or other overnight courier, on the following business day in the location to which it was sent, (b) if sent by facsimile transmission or electronic mail (with electronic confirmation of receipt) on the following business day in the location to which it was sent, and (c) if delivered by hand on a business day in the location to which it was sent, on the date of receipt.

     10.4 Entire Agreement; Amendment. This Agreement constitutes all of the
          ---------------------------
agreements and understandings of the parties with respect to the subject matter hereof and supersedes with respect to the subject matter hereof any prior agreement or understandings among them, oral or written, all of which are hereby canceled. This Agreement may be modified or amended from time to time by the Members and the Management Committee.

     10.5 Headings. The headings in this Agreement are inserted for convenience
          --------
of reference only and shall not affect the interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or feminine gender shall include the masculine, the feminine and the neuter.

     10.6 Defined Terms. All capitalized terms not defined herein shall have the
          -------------
meanings ascribed to them in the Fund Agreement.

     10.7 Counterparts. This Agreement may be executed in any number of
          ------------
counterparts, and each counterpart shall for all purposes be deemed an original. All counterparts shall together constitute but one and the same agreement.

     10.8 Assignability. A Member may assign his, hers or its rights or delegate
          -------------
his, hers or its responsibilities under this Agreement as provided in Article V1 above. Each of the Managers may not assign his or its rights or delegate his or its duties hereunder.

     10.9 Further Action and Documents. Each party agrees to execute,
          ----------------------------
acknowledge and deliver such further instruments or documents, and to do all such further acts and things, as may be required by law, or as may be necessary or advisable, to carry out the intent and purposes of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      MEMBER
                                      ------

                                      CB RICHARD ELLIS INVESTORS, LLC


                                      By: /s/ Robert Zerbst
                                          --------------------------------------
                                              Robert Zerbst, President



                                      INITIAL MANAGEMENT COMMITTEE MEMBERS
                                      ------------------------------------


S                                      /s/ Richard A. Magnuson
                                      ------------------------------------------
                                              Richard A. Magnuson


                                      /s/ Robert Zerbst
                                      ------------------------------------------
                                              Robert Zerbst


                                      /s/ Michael Foust
                                      ------------------------------------------
                                              Michael Foust


                                      /s/ Bill Harris
                                      ------------------------------------------
                                              Bill Harris